BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

2010 ANNUAL REPORT ON FORM 10-K

EXHIBIT 10.9

BRIGGS & STRATTON CORPORATION

INCENTIVE COMPENSATION PLAN

PERFORMANCE SHARE AWARD AGREMENT

BRIGGS & STRATTON CORPORATION

INCENTIVE COMPENSATION PLAN

PERFORMANCE SHARE AWARD AGREEMENT

Participant:	[Insert name]
Performance Share Award at Target:	Performance Shares
Performance Period:	Plan Year through Plan Year
Performance Measures:	Relative Total Shareholder Return (“TSR”)

BRIGGS & STRATTON CORPORATION (the “Company”), a Wisconsin corporation, hereby awards to the above-named employee (the “Participant”) under The Briggs & Stratton Corporation Incentive Compensation Plan (the “Plan”) the number of performance shares at target set forth above, all in accordance with and subject to the attached Performance Share Terms and Conditions.

If there is any inconsistency between this Agreement and the Plan, the Plan shall supersede the conflicting terms and conditions of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

IN WITNESS WHEREOF, this Performance Share Award Agreement has been duly executed as of August             .

BRIGGS & STRATTON CORPORATION

By
Todd J. Teske
President and CEO

PARTICIPANT

Date
«Name»

2

Briggs & Stratton Corporation

Performance Share Terms and Conditions

Section 1.  Performance Period

The Performance Period commences on the first day of the three-year performance period stated on the first page of the award and ends on the last day of such period.

Section 2.  Value of Performance Shares

Each Performance Share has a value for purposes of this Agreement equal to one share of Stock of the Company.

Section 3.  Performance Shares and Achievement of Performance Measures

(a)  The number of Performance Shares to be earned under this Agreement shall be based upon the achievement of pre-established TSR percentile ranking performance as approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”) for the Performance Period, based on the following table:

Total Shareholder Return
%ile Ranking	% of Target Earned
≥80th	200%
75th	175%
70th	150%
60th	125%
50th	100%
40th	50%
<40th	0%

(b)  Interpolation shall be used to determine the Company’s percentile ranking in the event the ranking does not fall directly on one of the ranks listed in the above chart, by rounding to the nearest 0.1% for the Percentile Ranking and the nearest 1% for the Percent of Target Earned.

(c)  TSR shall be determined as follows:

TSR	=	Change in Stock Price
Beginning FMV

(i)  “Beginning FMV” means the average closing price of the Company Stock for the 20 trading days preceding the start of the Performance Period;

(ii)  “Ending FMV” means the average closing price for the 20 trading days prior to the last trading day of the Performance Period;

(iii)  “Change in Stock Price” means the difference between the Beginning FMV and the Ending FMV plus Dividends Paid; and

(iv)  “Dividends Paid” means the total of all dividends paid on one (1) share of Stock during the applicable calendar quarter(s) during the Performance Period, provided that dividends shall be treated as though they are reinvested at the end of each calendar quarter based on the stock price at the end of each calendar quarter.

(d)  Following the TSR determination, the Company’s TSR percentile ranking against the Peer Group shall be determined. Once the ranking is determined, the Performance Shares relative to the target award shall be determined based on the table in section 3(a) above.

(e)  “Peer Group” means the companies listed below. If two companies in the Peer Group merge or one is acquired, the new company will be included in the Peer Group. If a company merges with a company not in the Peer Group, the company will be removed and its TSR will not be included as part of the Peer Group. If a company declares bankruptcy, is delisted or its stock otherwise ceases to be publicly traded during the Performance Period, its TSR will be included as part of the Peer Group up until the point it ceases trading, at which point no further changes in that company’s TSR for that Performance Period shall be considered. If the same peer company emerges from bankruptcy during the Performance Period, the company will not be reinstated into the Peer Group for that Performance Period but, if it is deemed appropriate by the Committee, will be included as part of the Peer Group for the next Performance Period.

Company	Company
ACTUANT CORP -CL A	MUELLER INDUSTRIES
BALDOR ELECTRIC CO	MUELLER WATER PRODUCTS INC
BLACK & DECKER CORP	NORDSON CORP
CLARCOR INC	PALL CORP
CRANE CO	PENTAIR INC
DONALDSON CO INC	POLARIS INDUSTRIES, INC.
DOVER CORP	SNAP-ON INC
ENPRO INDUSTRIES INC	SPX CORP
FLOWSERVE CORP	STANLEY BLACK & DECKER INC
GARDNER DENVER INC	TIMKEN CO
GENERAC HOLDINGS INC	TORO CO
IDEX CORP	VALMONT INDUSTRIES INC
KENNAMETAL INC	WATTS WATER TECHNOLOGIES INC
LINCOLN ELECTRIC HLDGS INC	WHIRLPOOL CORP
MAKITA CORP -ADR

(f)  No Participant may receive awards under the Plan covering more than 160,000 shares of Restricted and/or Deferred Stock or more than $3 million in any fiscal year. In the event that the maximum number of Performance Shares that may be issued under this Agreement, when combined with any other awards to the Participant for a fiscal year, would cause the Participant to exceed either limit, the maximum number of Performance Shares that may be issued to the Participant shall be reduced so that both limits are met. The number of Performance Shares subject to such reduction shall be paid to the Participant in the following fiscal year if the Participant continues in employment for 12 months, provided that any payment in the following fiscal year shall also be subject to the foregoing limits and, if either limit would be exceeded, the same process shall be repeated until the shares can be issued without exceeding the limits of the Participant’s employment is terminated.

Section 4.  Covenant of Non-Disclosure, Non-Solicitation and Non-Competition

4.1  Non-Competition During Employment.  The Participant agrees during his/her employment with the Company he/she shall not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant or in any other capacity, participate in, engage in or have a financial or other interest in any business which is in competition with the Company or any successor or assignee of the Company. The ownership of less than 1% of the outstanding securities of a publicly-traded company or 20% of a private company’s securities or profits, even though that corporation may be a competitor of the Company, shall not be deemed financial participation in a competitor.

4.2  Non-Competition After Employment.  The Participant agrees that, upon voluntary or involuntary termination of employment with the Company and for a period of two (2) years thereafter, he/she will not, directly or indirectly, individually or as an employee, agent, partner, shareholder, consultant, or in any other capacity, canvass, contact, solicit or accept any of the Company’s customers with whom the Participant had contact during the two (2) year period preceding his/her termination for the purpose of providing services, products or business that are in competition with the services, products or business which the Company provides to such customers. It is understood and agreed that the fluid customer list limitation contemplated by the parties closely approximates the area of the Company’s vulnerability to unfair competition by Participant and does not deprive Participant of legitimate competitive opportunities to which he/she is entitled.

4.3  Impairment of Company’s Relationships.  The Participant further agrees that during the term of his/her employment and for a period of two (2) years thereafter, he/she will not interfere with or attempt to impair the relationship between the Company and any of its employees nor will the Participant attempt, directly or indirectly, to solicit, entice, or otherwise induce any other employee to terminate his/her association with the Company. The term “solicit, entice or induce” includes, but is not limited to, the following: (a) initiating communications with an employee of the Company relating to possible employment; (b) offering bonuses or additional compensation to encourage employees of the Company to terminate their employment and accept employment with a competitor, supplier or customer of the Company; (c) referring employees of the Company to personnel or agents employed or engaged by competitors, suppliers or customers of the Company; or (d) referring personnel or agents employed or engaged by competitors, suppliers or customers of the Company to employees of the Company.

4.4.  Non-Disclosure of Information.

(a)    Confidential Information.    As used in this Agreement, “Confidential Information” shall mean any and all information whether generated by the Company or by a third party at the Company’s request, disclosed by the Company to Participant during the period of the Participant’s employ with the Company, including, without limitation, trade secrets, design documents, copyright material, inventions, technology, processes, marketing data, business strategies, financial information and records, product information (including, without limitation, any product designs, specifications, capabilities, drawings, diagrams, blueprints, models and similar items), customer and prospective customer lists, supplier and vendor lists, product pricing formulas, software and similar information, in any form (whether oral, electronic, written, graphic or other printed form or obtained from access to or observation of the Company’s facilities or operations). Confidential Information does not include information or data which is:

(1)    at the time of disclosure, or thereafter becomes, available to the general public by publication or otherwise through (i) no fault or negligence of the Participant or (ii) no breach of this Agreement by Participant;

(2)  in the possession of the Participant prior to disclosure thereof by the Company as evidenced by written records of the Participant prepared prior to the date of disclosure of such information to the Participant;

(3)  independently developed by the Participant without the benefit of any of the Confidential Information as evidenced by the written records of the Participant prepared to the date of disclosure of such information to the Participant; or

(4)    disclosed to Participant by a third party having no obligation of confidentiality to the Company with respect to the information so disclosed.

(b)  Trade Secrets.  The parties also acknowledge that certain of the Company’s Confidential Information is a trade secret (“Trade Secret”) as that term is defined in Sec. 134.90(1)(c) of the Wisconsin Uniform Trade Secrets Act, i.e. information, including a formula, pattern, compilation, program, device, method, technique or process, that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure, and (ii) is the subject of efforts that are reasonable under the circumstance to maintain its secrecy.

(c)    Disclosure of Confidential Information.    Except as required in the performance of his or her duties of employment, and for a period of two (2) years following the termination of his or her employment with the Company, Participant shall not disclose to a third party or use any of the Company’s Confidential Information and shall not remove any of the

Company’s Confidential Information in any form or media from the Company’s offices, unless he or she first obtains the written consent of the Company.

(d)  Disclosure of Trade Secrets.  Participant shall never disclose to a third party or use any of the Company’s Trade Secrets and shall not remove any of the Company’s Trade Secrets in any form or media from the Company’s offices, unless he or she first obtains the written consent of the Company. The parties acknowledge that this obligation has no termination date.

4.5  Waiver of Unintended Effects.  It is not the purpose of the Agreement to preclude Participant from engaging in employment that is not competitive with the Company, does not pose a competitive threat to the Company, and does not interfere with the Company’s protectable business interests. If during the term of this Agreement Participant wishes to engage in a business that may involve a violation of the literal terms of this Agreement but Participant believes it will not pose a competitive threat to the Company, Participant agrees to submit to the Company in writing a request to engage in this business. Any such request must specifically refer to this Agreement. The Company agrees that it will respond to the request with reasonable promptness and that it will not unreasonably withhold permission to engage in the business specified in the request, regardless of the terms of this Agreement, if the business sought to be engaged in is not competitive with that of the Company and does not pose a competitive threat to the Company. Any such permission granted by the Company must be in writing, shall extend only to the business specifically identified in Participant’s written request, and shall not otherwise constitute a wavier of the Company’s rights under this Agreement.

4.6.  Common Law of Torts and Trade Secrets.  The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided herein.

Section 5.  Termination Provisions

(a)  Except as provided below, the Participant shall be eligible for payment of awarded Performance Shares as determined in section 3 only if the Participant’s employment with the Company continues through the end of the Performance Period.

(b)  If the Participant’s employment with the Company terminates prior to the end of the Performance Period by reason of the occurrence of such Participant’s Disability or death, a pro-rated payment will be provided. In the event of Disability, the pro-rated payment will be computed as of the end of the Performance Period. The proration shall be based on the number of full months that the Participant was employed during the Performance Period prior to the Disability. In the event of death, TSR and the corresponding percentile ranking will be computed as of the end of the Company’s fiscal quarter subsequent to the date of death. The proration shall be based on the number of full months that the Participant was employed during the Performance Period prior to death. The number of earned shares, if any, shall be delivered to the estate of the Participant as soon as practicable after the computations described above.

(c)  If the Participant’s employment with the Company terminates prior to the end of the Performance Period by reason of Normal Retirement or Early Retirement, or if the Participant’s employment with the Company terminates without cause, the Committee, in its sole discretion and taking into consideration the performance of the Participant and the performance of the Company during the Performance Period, may authorize payment to the Participant (or his legal representative) at the end of the Performance Period of all or any portion of the Performance Share award which would have been paid to the Participant for such Performance Period.

(d)  If the Committee determines that (i) the Participant has breached any of the obligations stated in section 4 of the Agreement during the Performance Period or (ii) the Performance Shares were awarded with respect to (A) a Plan Year for which there has been a material restatement of the Company’s annual report to the SEC due to negligence or misconduct by one or more persons or (B) any subsequent Plan Year having awards materially affected by the restatement, the Company shall be entitled to declare all or any portion of any Performance Shares awarded under this Agreement to be forfeited.

Section 6.  Dividends

The Participant shall have no right to any dividends which may be paid with respect to shares of Company Stock until any such shares are paid to the Participant following the completion of the Performance Period. However, any dividends declared during the Performance Period shall be credited to the Performance Shares and shall be reinvested as additional Performance Shares subject to this Agreement on the date the dividends are paid.

Section 7.  Form and Timing of Payment of Performance Shares

(a)  The Performance Shares as finally calculated herein shall be paid to the Participant no later than two and one-half months after the end of the Performance Period, subject to the following:

(i)  The Participant shall have no right with respect to any award until such award shall be paid to such Participant.

(ii)  The number of Performance Shares paid to the Participant shall be rounded up or down to the nearest 10 shares.

(b)  Performance Shares awarded, if any, will only be paid out in shares of Company Stock.

Section 8.  Nontransferability

Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in this Agreement, the Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

Section 9.  Administration

This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan as amended from time to time, as well as such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant. Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan.

Section 10.  Miscellaneous

(a)  This Agreement shall not give the Participant any right to be retained in the employ of the Company. The right and power of the Company to dismiss or discharge the Participant is specifically reserved. The Participant or any person claiming under or through the Participant shall not have any right or interest in the Plan or any award thereunder, unless and until all terms, conditions, and provisions of the Plan that affect the Participant have been complied with as specified herein.

(b)  This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.

(c)  The Company shall have the power and right to deduct or withhold, or require the Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising under this Agreement. With respect to withholdings required upon payment of Company Stock in satisfaction of all of the Performance Shares awarded, the Company will withhold Company Stock having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

(d)  In the event of a Change in Control, the Performance Period will be deemed to have ended. TSR will be computed as of the last trading day preceding the date of the Change in Control, and awards will be paid on a pro rata basis. Such deemed earned Performance Shares shall be paid out as soon as practicable.